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                                                                     EXHIBIT 4.2

        THE DEBENTURE REPRESENTED BY THIS CERTIFICATE AND THE COMMON STOCK UNDERLYING SUCH DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE DEBENTURE AND/OR COMMON STOCK UNDER THE SECURITIES ACT OF 1933 OR (b) AN OPINION REASONABLY SATISFACTORY TO RADIANCE MEDICAL SYSTEMS, INC. FROM COUNSEL FOR RADIANCE MEDICAL SYSTEMS, INC., OR FROM COUNSEL FOR THE PROPOSED TRANSFEROR REASONABLY SATISFACTORY TO RADIANCE MEDICAL SYSTEMS, INC. TO THE EFFECT THAT THE TRANSFER MAY BE EFFECTED WITHOUT SUCH REGISTRATION.

                         RADIANCE MEDICAL SYSTEMS, INC.
                            5% CONVERTIBLE DEBENTURE
                                  JUNE 15, 2000

NO. 0001                                                           $1,000,000.00

        RADIANCE MEDICAL SYSTEMS, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of Cosmotec Co. Ltd. ("Holder") or its registered assigns, the sum of One Million Dollars ($1,000,000), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, on June 15, 2003.

        This Debenture has been issued pursuant and subject to that certain International Distributor Agreement, dated June 15, 1999, by and among the Company and the Holder, as the same may from time to time be amended, modified or supplemented (the "Distributor Agreement"). The holder of this Debenture is subject to certain restrictions set forth in the Distributor Agreement and shall be entitled to certain rights and privileges set forth in the Distributor Agreement. This Debenture is the Debenture attached as Exhibit B and referred to in Section 2(b) of the International Distributor Agreement dated June 15, 1999, by and among Holder, the Company and the joint venture under the Joint Venture.

        The following is a statement of the rights of the Holder of this Debenture and the conditions to which this Debenture is subject, and to which the Holder hereof, by the acceptance of this Debenture, agrees:

        1. Definitions. As used in this Debenture, the following terms, unless the context otherwise requires, have the following meanings:

                (a) "Common Stock" means the Common Stock, $0.001 par value per share, of the Company.



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                (b)     "Company" includes any corporation which shall succeed
to or assume the obligations of the Company under this Debenture.

                (c) "Debenture Shares" means the Common Stock issuable or issued upon conversion of this Debenture.

                (d) "Holder," when the context refers to a holder of this Debenture, shall mean any person who shall at the time be the registered holder of this Debenture.

        2.      Interest.

                (a) Interest Rate. The unpaid principal balance of this Debenture shall bear simple interest at a rate equal to 5% per annum from the date hereof until paid in full.

                (b) Default Rate. Notwithstanding the foregoing provisions of this Section 2, but subject to applicable law, any overdue principal of and overdue interest on this Debenture shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at the rate of eight percent (8%) per annum.

                (c) Maximum Rate Permitted by Law. In the event that any interest rate(s) provided for in this Section 2 shall be determined to be unlawful, such interest rate(s) shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Debenture without prepayment premium or penalty.

        3. Voluntary Prepayment. The Company shall have the right at any time to prepay, in whole or in part this Debenture, by tender to the Holder of funds by check or wire transfer of a portion or all of the outstanding principal and accrued interest. In the event that less than all the principal and accrued interest shall be paid, such payment shall be allocated first to accrued interest and any remaining balance to principal.

        4. Mandatory Prepayment Upon Liquidation of the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of capital stock of the Company by reason of their ownership thereof, all outstanding principal and unpaid accrued interest on this Debenture shall be immediately due and payable.

        5.      Conversion.

                (a) The Holder has the right at the Holder's option, at any time prior to payment in full of the principal balance of this Debenture, to convert this Debenture, in whole or in part, into fully paid and nonassessable shares of Common Stock of the Company (the "Common Stock"). The number of shares of Common Stock into which this Debenture may be converted ("Conversion Shares") shall be determined by dividing the outstanding principal balance hereof to be converted by the Conversion Price (defined below) in effect at the time of conversion. The initial conversion price shall be $7.00 (as adjusted as hereinafter provided, the "Conversion Price").

                (b) The Company shall pay all interest on the principal amount of this Debenture surrendered for conversion accrued to the date of conversion.

                (c) In order to convert this Debenture, the Holder shall surrender this Debenture at the office of the Company and shall give written notice by mail, postage prepaid, to the Company



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of the election to convert this Debenture pursuant hereto and shall state therein the principal amount hereof to be converted and the name or names in which the certificate or certificates for the shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled upon which conversion, and a new Debenture, evidencing the principal and interest which is not converted. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the Debenture. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

        6. Adjustments. The Conversion Price and the number of shares of Common Stock issuable upon the conversion of this Debenture shall be subject to adjustment from time to time as follows:

                (a) Dividend, Subdivision, Combination or Reclassification of Common Stock. If the Company shall, at any time after the issuance of this Debenture, or from time to time thereafter, (i) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (ii) subdivide the outstanding Common Stock into a larger number of shares of Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares of its Common Stock, or (iv) issues any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date shall be proportionately adjusted so that the Holder of any Debenture converted after such date shall be entitled to receive, upon conversion, the aggregate number and kind of shares of capital stock which, if such Debenture had been converted immediately prior to such date, such Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend is declared and such dividend is not paid, the Conversion Price shall again be adjusted to be the Conversion Price in effect immediately prior to such record date (giving effect to all adjustments that otherwise would be required to be made pursuant to this
Section 6 from and after such record date).

                (b) Issuance of Common Stock or Rights to Purchase Common Stock Below the Conversion Price.

                        (i) If the Company shall, for two years after the issuance of this Debenture, or from time to time thereafter, sell or issue or fix a record date for the sale or issuance of, Common Stock, or rights, options, warrants or convertible or exchangeable securities to any party, including all holders of Common Stock, entitling such parties to subscribe for or purchase Common Stock, or securities convertible into Common Stock at a price per share of Common Stock or having a conversion price per share of Common Stock if a security is convertible into Common Stock (determined in either such case by dividing (x) the total consideration payable to the Company upon exercise, conversion or exchange of such rights, options, warrants or other securities convertible into Common Stock by (y) the total number of shares of Common Stock covered by such rights, options, warrants or other securities convertible into Common Stock) which is lower than the lesser of Conversion Price or 70% of the Current Market Price, then, subject to clause 6(b)(ii), the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in



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effect immediately prior to such record date by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at the lesser of the Conversion Price or Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such price for subscription or purchase may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors of the Company. Any such adjustment shall become effective immediately after the record date for such rights or warrants. Such adjustment shall be made successively whenever such a record date is fixed. If such Common Stock, rights, options or warrants are not so issued, the Conversion Price shall again be adjusted to the Conversion Price in effect immediately prior to the transaction or record date (giving effect to all adjustments that otherwise would be required to be made pursuant to this Section 6 from and after such record date).

                        (ii) No adjustment shall be made to the Conversion Price pursuant to the foregoing clause 6(b)(I) in connection with (A) shares issued upon the exercise of options granted or to be granted or common stock issued or to be issued pursuant to the Company's employee and non-employee stock option and stock purchase plans; (B) shares issued as consideration for technology licenses, distribution rights or other intangibles in connection with strategic alliances or similar transactions; (C) shares issued upon conversation of this Debenture; and (D) shares issued in any of the transactions described in Subsections 6(a) and (c) hereof.

                        (iii) Notwithstanding any provision in Section 6 to the contrary and without limitation to any provision contained in Section 6, in event any securities of the Company (other than this Debenture), including without limitation those securities set forth as exceptions in Subsection 6(b)(ii) (for purposes of this Subsection, collectively, the "Subject Securities"), are amended or otherwise modified by operation of its terms or otherwise (including without limitation by operation of such Subject Securities anti-dilution provisions) in any manner whatsoever after the issuance of this Debenture that results in (i) the reduction of the exercise, conversion or exchange price of such Subject Securities payable upon the exercise for, or conversion or exchange into, Common Stock or other securities exercisable for, or convertible or exhangeable into Common Stock and/or (ii) such Subject Securities becoming exercisable for, or convertible or exchangeable into (A) more shares or dollar amount of such Subject Securities which are, in turn exercisable for, or convertible or exchangeable into, Common Stock, or (B) more shares of Common Stock, then such amendment or modification shall be treated for purposes of Section 6 as if the Subject Securities which have been amended or modified have been terminated and new securities have been issues with the amended or modified terms. The Company shall make all necessary adjustments (including successive adjustments if require) to the Conversion Price in accordance with Section 6, but in no event shall the Conversion Price be greater than it was immediately prior to the application of this Subsection to the transaction in question. On the expiration or termination of any such amended or modified Subject Securities for which adjustment has been made pursuant to the operation of the provisions of this Subsection, without such Subject Securities having been exercised, converted or exchanged in full pursuant to their terms, the adjusted Conversion Price shall be appropriately readjusted in the manner specified herein.

                (c) Certain Distributions. If the Company shall, at any time after the issuance of this Debenture, or from time to time thereafter, fix a record date for the distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger



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in which the Company is the continuing corporation) of evidences of indebtedness, assets or other property (other than regularly scheduled cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in capital stock for which adjustment is made under Subsection 6(a)) or subscription rights, options or warrants (excluding those referred to in Subsection 6(b)), then the Conversion Price shall be reduced to the price determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction (which shall in no event be less than zero), the numerator of which shall be the Current Market Price per share of Common Stock on such record date (or, if an ex-dividend date has been established for such record date, on the next day preceding such ex-dividend date), less the fair market value (as determined in good faith by the Board of Directors of the Company) of the portion of the assets, evidences of indebtedness, other property, subscription rights or warrants so to be distributed applicable to one share of Common Stock and the denominator of which shall be such Current Market Price per share of Common stock. Any such adjustment shall become effective immediately after the record date for such distribution. Any such adjustment shall become effective immediately after the record date for such distribution period. Such adjustments may be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price shall be adjusted to the Purchase Price in effect immediately prior to such record date (giving effect to all adjustments that otherwise would be required to be made pursuant to this
Section 6 from and after such record date).

                (d) Determination of Current Market Price. For the purpose of any computation under Subsections (b) or (c) of this Section 6 or any other provision of this Debenture, the Current Market Price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of Common Stock for the 10 consecutive trading days commencing before such date. If on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, or otherwise quoted or listed in a regularly available form then the Current Market Price shall be determined in good faith by the Board of Directors.

                (e) Adjustments as to Other Shares. In the event that at any time, as a result of an adjustment made pursuant to Subsection 6(a), the Holder shall become entitled to receive, upon conversion of this Debenture, any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon conversion of the Debenture shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in Subsections 6(a), (b), and (c), inclusive.

                (f) Reorganization, Reclassification, Merger and Sale of Assets. If after the issuance of this Debenture there occurs any capital reorganization or any reclassification of the Common Stock of the Company, the consolidation or merger of the Company with or into another person (other than a merger or consolidation of the Company in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding shares of its Common Stock) or the sale or conveyance of all or substantially all of the assets of the Company to another person, then the Holder will thereafter be entitled to receive, upon the conversion of this Debenture in accordance with the terms hereof, the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Company upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Common Stock then deliverable upon the conversion of this Debenture as if this Debenture had been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the



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Board of Directors of the Company) shall be made to assure that the provisions hereof (including provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon conversion of this Debenture.

        7. Notice of Certain Events. In case at any time after the issuance of this Debenture:

                (a) The Company shall declare any dividend upon its Common Stock payable otherwise than in cash or in Common Stock of the Company; or

                (b) The Company shall offer for subscription to the holders of its Common Stock any additional shares of stock of any class or any other securities convertible into shares of stock or any rights to subscribe thereto other than the sale of any additional shares of Common Stock contemplated under the Agreement; or

                (c) There shall be any capital reorganization or reclassification of the capital stock of the Company, or a sale of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification), or change of the then outstanding shares of Common Stock or other capital stock issuable upon conversion of this Debenture (other than a change in par value, or from par value or as a result of subdivision or combination); or

                (d) There shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company then, in any one or more of said cases, the Company shall cause to be mailed to the Holder at the earliest practicable time (and, in any event, not less than 20 days before any record date or other date set for definitive action), written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, reclassification, sale, consolidation, merger, dissolution, or liquidation shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the kind and amount of the shares of stock and other securities and property deliverable upon exercise of the Debentures. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation, winding up or conversion, as the case may be (on which date, in the event of voluntary or involuntary dissolution, or liquidation of the Company, the right to exercise the Debentures shall terminate).

        8. Investment Representations. By acceptance of this Debenture, Holder represents that:

                (a) Holder is acquiring this Debenture and will acquire the Debenture Shares for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 (the "Securities Act").



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                (b)     Holder understands that (i) this Debenture and the
Debenture Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, that such securities must be held by it indefinitely, and that Holder must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (ii) each certificate representing the Debenture Shares and each Debenture will be endorsed with the following legend:

        A) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

        B) Any legend required to be placed thereon by the Company's bylaws or under applicable state securities laws;

and (iii) the Company will instruct any transfer agent not to register the transfer of any of the Debenture or the Debenture Shares unless the conditions specified in the forgoing legend are satisfied;

                (c) Holder has been furnished with such materials and has been given access to such information relating to the Company as its qualified representative has requested and it has been afforded the opportunity to ask questions regarding the Company and the Debenture, all as it has found necessary to make an informed investment decision.

        9.      Registration under Securities Act of 1933.

                (a) If, at any time after Holder converts all or a portion of this Debenture, the Company shall receive from the Holder a written demand that the Company effect a registration under Act of the Debenture Shares held by the Holder (or issuable upon exercise of this Debenture), the Company will use its best efforts to reasonably promptly effect such registration after such notice as will permit or facilitate the sale and distribution of all or such portion of the Debenture Shares as are specified in such demand, provided that the Company shall not be obligated to take any of the following action to effect any such registration, pursuant to this Section 9(a):

                        (i) Within 90 days immediately following the effective date of any registration statement pertaining to an underwritten public offering of securities of the Company for its own account (other than a registration on Form S-4 relating solely to an SEC Rule 145 transaction, or a registration relating solely to employee benefit plans); or

                        (ii) After the Company has effected one such registration pursuant to this Section 9(a); or



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                        (iii)   If the Company shall furnish to the Holder a
certificate signed by the President of the Company, stating that in the good faith judgment of the Board of Directors of the Company it would be materially detrimental to the Company and its stockholders for such registration statement to be filed at the date filing would be required, in which case the Company shall have an additional period of not more than 90 days within which to file such Registration Statement; provided, however, that the Company may not exercise its right under this clause more than once in any 12 month period.

                The Company shall use its best efforts to keep any registration statement filed pursuant to this Section 9(a) effective for such period of time requested by the Holder to sell the Debenture Shares requested to be registered, but in no event more than two hundred seventy (270) days.

                If the Holders intend to distribute the Debenture Shares covered by their demand by means of an underwriting, they shall so advise the Company as part of their demand made pursuant to this Section 9(a). The Company shall, together with the Holders proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Holder. If the underwriter has not limited the number of shares of Common Stock to be underwritten, the Company may include securities for its own account (or for the account of other stockholders) in such registration if the underwriter so agrees and if the number of Debenture Shares that would otherwise have been included in such registration and underwriting will not thereby be limited.

                (b) The Company's obligation to include any Debenture Shares in a registration statement shall terminate when such Debenture Shares are transferable without restriction on the transferee pursuant to Rule 144(k).

                (c) The Company shall, upon the filing of the registration statement hereunder, furnish to the Holder (and to each underwriter, if any) such number of copies of prospectuses and preliminary prospectuses in conformity with the requirements of the Act and such other documents as the Holder may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Debenture Shares; provided, however, that the obligation of the Company to deliver copies of prospectuses or preliminary prospectuses to the Holder shall be subject to the receipt by the Company of reasonable assurances from the Holder that the Holder will comply with the applicable provisions of the Act and of such other securities or blue sky laws as may be applicable in connection with any use of such prospectuses or preliminary prospectuses, (ii) use its best efforts to register or qualify such Debenture Shares under the blue sky laws (to the extent applicable) of such jurisdiction or jurisdictions as the Holders of any such Debenture Shares and each underwriter of Debenture Shares being sold by such Holders shall reasonably request and (iii) take such other actions as may be reasonably necessary or advisable to enable such Holders and such underwriters to consummate the sale or distribution in such jurisdiction or jurisdictions in which such Holders shall have reasonably requested that the Debenture Shares be sold.

                (d) The Company shall pay all its expenses incurred in connection with any registration or other action pursuant to the provisions of this Section 9 and the reasonable fees (not to exceed $15,000) and expenses of a single counsel to the Holder, other than underwriting discounts and commissions.

                (e) If the Company at any time (other than pursuant to Section 9(a) hereof) proposes to register any of its securities under the Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration



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statements on Form S-8 or another form not available for registering Common
Stock for sale to the public), each such time it will give written notice to the Holder of its intention so to do. Upon the written request of the Holder, given within 20 days after the date of any such notice, to register any of its Debenture Shares (which request shall state the intended method of disposition thereof), the Company will use its best efforts to cause the Debenture Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the Holder (in accordance with its written request). The Company may withdraw any such registration statement before it becomes effective or postpone the offering of securities contemplated by such registration statement without any obligation to the Holder. In the event that any registration pursuant to this
Section 9(e) shall be, in whole or in part, an underwritten public offering of Common Stock, any request by a holder pursuant to this Section 9(e) to register Debenture Shares shall specify that either (i) such Debenture Shares are to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration or (ii) such Debenture Shares are to be sold in the open market without any underwriting, on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances. The number of Debenture Shares to be included in such an underwriting may be reduced if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that if any shares are to be included in such underwriting for the account of any person other than the Company (other than a stockholder exercising demand registration rights), the number of shares to be included by any such persons shall be reduced first; and provided further, however, that the number of any such shares held by any person (other than a stockholder exercising demand registration rights) other than the holders of Debenture Shares hereunder shall be reduced proportionately based on the number of shares requested to be registered with the shares held by the holders of Debenture Shares.

                (f) If, at a time when Form S-3 is available for such registration, the Company shall receive Holder a written request or requests that the Company effect a registration on Form S-3 of any of its Debenture Shares, the Company will, as soon as practicable, effect such registration and all such related qualifications and compliances as may be requested and as would permit or facilitate the sale and distribution of all Debenture Shares as are specified in such request. The Company shall not be required to file a registration statement under Form S-3 if it would not be required to file a registration statement under Section 9(a) hereof. The Company shall have no obligation to effect a registration under this Section 9(f) unless either (i) all the outstanding Debenture Shares are requested to be sold pursuant to such registration or (ii) the aggregate offering price of the securities requested to be sold pursuant to such registration is, in the good faith judgment of the Company, expected to be equal to or greater than $1,000,000. Any registration under this Section 9(f) will be counted as a registration under Section 9(a) above.

                (g) The Company agrees to indemnify and hold harmless the Holder and each underwriter of Debenture Shares, and each other person, if any, who controls such Holder or underwriter within the meaning of the Act from and against any losses, claims, damages or liabilities to which the Holder may become subject (under the Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue or alleged untrue statement of a material fact contained in any registration statement under which Debenture Shares were registered under the Act pursuant to this Section 9, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof (collectively, the "Registration Statement"), or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading, or any failure by the Company to fulfill any undertaking included in the Registration Statement and the Company will reimburse the Holder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder specifically for use in preparation of the Registration Statement.

                The Holder agrees to indemnify and hold harmless the Company, and each underwriter of Debenture Shares, and each other person, if any, who controls such Holder or underwriter within the meaning of the Act, each person, if any, who controls the Company within the meaning of Section 15 of the Act, each officer of the Company who signs the Registration Statement and each director of the Company, from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which Debenture Shares were registered under the Act pursuant to this Section 9, on the effective date thereof if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of the Holder specifically for use in preparation of the Registration Statement, and the Holder will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Holder will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to Holder, as such, furnished in writing to the Company by the Holder for use in the Registration Statement; provided, further, however, that the liability of the Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the Debenture Shares sold by the Holder under the Registration Statement bears to the total public offering price of all securities proceeds received by the Holder from the sale of such Debenture Shares covered by the Registration Statement.

                Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 9(g), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

        10. No Fractional Shares. The Company shall not be required to issue certificates representing fractional shares of Common Stock, but will make a payment in cash based on the fair market value of one share of Common Stock on the date of Conversion for any fractional share.

        11. Reservation of Shares. All shares which may be issued upon the conversion of this Debenture shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and all taxes, liens and charges with respect to the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue) during the conversion period within which the conversion rights represented by this Debenture may be converted, the Company will at all times have authorized, and reserved, a sufficient number of shares of its Common Stock to provide for the conversion of this Debenture.

        12. Delivery of Stock Certificates. As promptly as practicable after the conversion of this Debenture, the Company at its expense will issue and deliver to the holder of this Debenture a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion and, if applicable, a new Debenture evidencing the principal amount hereof not so converted.

        13. Rights. Until the conversion of this Debenture, or portion thereof, as set forth above, the Holder shall not be deemed a stockholder of the Company and shall have no rights of a stockholder unless set forth specifically.

        14. Cumulative Rights. No delay on the part of the holder of this Debenture in the exercise of any power or right under this Debenture, or under any document or instrument executed in connection herewith, shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right. Enforcement by the holder of this Debenture of any security for the payment hereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

        15. Waiver. The Company waives demand, presentment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest.

        16. Subordination. The indebtedness, including interest, principal and default interest, if any, evidenced by this Debenture is hereby expressly subordinated, to the extent and in the manner set forth in this Section 16, in right of payment to the prior payment in full of all the Company's Senior Indebtedness (as hereinafter defined) whether now outstanding or hereafter defined. Notwithstanding the foregoing, for so long as there is no event of default under the Senior Indebtedness, the Company may pay, and the Holder may receive for its own account, all regular installments of interest hereunder.

                (a) Senior Indebtedness. As used in this Note, the term "Senior Indebtedness" shall mean the principal of and unpaid accrued interest on indebtedness of the Company to banks, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company (whether or not secured).

                (b) Default on Senior Indebtedness. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, or if this Debenture shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Debenture at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and
(ii) no claim or proof of claim shall be filed with the Company by or on behalf of the holder of this Debenture that shall assert any right to receive any payments in respect of the principal of and interest on this Debenture, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Debenture.

                (c) Effect of Subordination. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 16 to receive cash, securities or other properties otherwise payable or deliverable to the holder of this Debenture, nothing contained in this Section 16 shall impair, as between the Company and the holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the holder of this Debenture, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

                (d) Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Debenture shall be paid in full, the holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 16(b) above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the holder, be deemed to be a payment by the Company to or on account of this Debenture; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the holder would be entitled except for the provisions of this Section 16 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

                (e) Undertaking. By its acceptance of this Debenture, the holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 16. If the Holder receives any payment on this Debenture which is prohibited by this
Section 16, such payment shall be held in trust by the Holder for the benefit of, and shall be paid and delivered upon written request to, the holders of Senior Indebtedness or their agent, for application to the payment on such Senior Indebtedness.

        17.     Defaults and Remedies.

                (a)     Events of Default. An "EVENT OF DEFAULT" shall occur if:

                        (i) the Company shall default in the payment of the principal and interest of this Debenture, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

                        (ii) the Company shall default in the due observance or performance of any material covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof or pursuant to the terms of J.V. Agreement or the Distribution Agreement (other than those referred to in clause
(i) of this Section 17(a)), and such default shall continue for 90 days after the date of written notice thereof, specifying such default and, if such default is capable of being remedied, requesting that the same be remedied, shall have been given to the Company by the Holder; or

                        (iii) any event or condition shall occur that results in (A) the acceleration of the maturity of any indebtedness of the Company or any subsidiary, or (B) a default of any indebtedness of the Company or any subsidiary, which continues beyond any applicable period of cure and which would permit the holder to accelerate (automatically or upon notice and declaration) such Indebtedness, in either case in a principal amount aggregating $1,000,000 or more; or

                        (iv) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Company, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, or for a substantial part of its property or assets, or (c) the winding up or liquidation of the Company; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

                        (v) the Company shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (iv) of this
Section 17(a), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any subsidiary, or for a substantial part of its property or assets,
(d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any action for the purpose of effecting any of the foregoing.

                (b)     Acceleration. If an Event of Default occurs under
Section 17(a)(iv) or (v), then the outstanding principal of and all accrued interest on this Debenture shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. If any other Event of Default occurs and is continuing the Holder, by written notice to the Company, may declare the principal of and accrued interest on this Debenture to be immediately due and payable. The Holder may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree. Any notice or rescission shall be given in the manner specified in Section 18 of this Debenture.

        18. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier (c) when delivered by hand or (d) the expiration of five business days after the day when mailed by registered or certified mail (postpaid prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for party as shall be specified by like notice):

                (a) if to the registered holder of a Debenture at the address of such holder as shown on the books of the Company; or

                (b)     if to the Company, at:

                        Radiance Medical Systems, Inc.
                        13700 Alton Parkway, Suite 160
                        Irvine, CA 92618
                        Attn: Chief Executive Officer

        19. Transferability. This Debenture evidenced hereby may not be pledged, sold, assigned or transferred except with the express written consent of the Company, which may be withheld in its sole discretion. Any pledge, sale, assignment or transfer in violation of the foregoing shall be null and void.

        20. Headings; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Debenture. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

        21. Successors and Assigns. All of the covenants, stipulations, promises, and agreements in this Debenture by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

        22. Governing Law. This Debenture shall be governed by the laws of the State of California, and the laws of such state (other than conflicts of laws principles) shall govern the construction, validity, enforcement, and interpretation hereof, except to the extent federal laws otherwise govern the validity, construction, enforcement, and interpretation hereof.

        23. Payments. Each payment on this Debenture shall be due and payable in lawful money of the United States of America, at the address of Holder as shown on the books of the Company, in funds which are or will be available for next business day use by Holder. In any case where the payment of principal and interest hereon is due on a non-business Day, the Company shall be entitled to delay such payment until the next succeeding business day, but interest shall continue to accrue until the payment is, in fact, made.



                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

        IN WITNESS WHEREOF, the Company has caused this Debenture to be issued this 15th day of June, 1999.


                                        RADIANCE MEDICAL SYSTEMS, INC.

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------



Name of Holder:       Cosmotec Co. , Ltd.
Address:              Twin View Ochanomizu Bldg. 1F
                      2-3-9 Hongo, Bunkyo-ku,
                      Tokyo 113-0033, Japan

                               ELECTION TO CONVERT

To RADIANCE MEDICAL SYSTEMS, INC.

        The undersigned owner of the accompanying Debentures hereby irrevocably exercises the option to convert to shares of Common Stock in accordance with the terms of such Debenture, and directs that the shares issuable and deliverable upon such conversion be issued in the name of and delivered to the undersigned.

Dated:________________________________

COMPLETE FOR REGISTRATION OF SHARES OF COMMON STOCK ON THE STOCK TRANSFER RECORDS MAINTAINED BY THE COMPANY:

________________________________________________________________________________
Name of Debenture Holder

Name(s) of Person(s) in which Common Stock Certificate(s) are to be registered:

________________________________________________________________________________

Address: _______________________________


________________________________________________________________________________
Taxpayer Identification Number

                        Principal Portion to be converted
                               (if less than all)

                               $__________________

                       Shares of Common Stock to be Issued

                             _______________ shares